UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 12, 2010

TRUE RELIGION APPAREL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51483	98-0352633
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2263 East Vernon Avenue

Vernon, California 90058

(Address of Principal Executive Offices, Zip Code)

(323) 266-3072

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          On May 12, 2010 Michael F. Buckley ceased to be President of True Religion Apparel, Inc. (the “Company”).

(c)          On May 13, 2010, the Company issued a press release announcing that Michael Egeck had been named to the position of President, effective June 4, 2010. A copy of the press release is attached hereto as Exhibit 99.1. Prior to joining the Company, Mr. Egeck, 51, was the interim President of Affliction Holdings, LLC, a private apparel located in Seal Beach, California. From August 2007 to June 2009, Mr. Egeck served as President of VF Corporation’s (VF) Contemporary Brand Coalition and Chief Executive Officer of Seven For All Mankind, where he was responsible for establishing and leading the multi-brand VF coalition consisting of the following brands: lucy Activewear, Splendid, Ella Moss, and John Varvatos, in addition to Seven For All Mankind. From August 2006 to August 2007, Mr. Egeck was Chief Executive Officer of Seven For All Mankind LLC, which preceded its sale to VF in August 2007. From July 2004 to August 2006, Mr. Egeck served as President of VF Outdoor, Inc., where he was responsible for VF’s Outdoor, Inc.’s multi-brand outdoor portfolio consisting of the following brands: The North Face, JanSport, Eastpak, Vans, Napapijri, and Reef. From December 2000 to July 2004, Mr. Egeck served as President of The North Face, Inc.

On May 13, 2010, the Company entered into an Employment Agreement with Mr. Egeck, dated May 13, 2010 and effective June 4, 2010 (the “Agreement”). The initial term of the Agreement is three years, subject to annual renewals thereafter. Mr. Egeck will receive a base salary of $650,000 per year, subject to increase (but not decrease) in the sole discretion of the Compensation Committee (the “Committee”) of the Board, or the full Board.

Mr. Egeck also will be eligible to participate in the Company’s Executive Cash Incentive Bonus Plan, pursuant to which the Committee may make annual cash bonus awards based on the satisfaction of annual performance targets and service requirements. If the target performance goals and service requirements set by the Committee for 2010 are met, Mr. Egeck’s annual cash bonus for fiscal year 2010 will be $369,973, with the potential for a higher cash bonus if the Company exceeds performance targets.

Mr. Egeck also will be eligible to participate in the Company’s 2009 Equity Incentive Plan.

Under the terms of the Agreement, he is entitled to a grant of restricted stock for 2010 with a fair market value on the date of grant of $1,393,178 if the target performance goals and service requirements set by the Committee are met, with the potential for a higher award if the Company exceeds performance targets. Equity awards for periods after 2010 are in the sole discretion of the Committee. As an inducement to join the Company, Mr. Egeck received a grant of 100,000 restricted shares of our common stock (the “Inducement Award”), vesting in three (3) equal annual installments on June 4, 2011, June 4, 2012, and June 4, 2013. The Inducement Award was made outside of the Company’s 2009 Equity Incentive Plan and without stockholder approval pursuant to NASDAQ Listing Rule 5635(c)(4).

In the event Mr. Egeck is terminated without Cause (as defined in the Agreement) by us or for Good Reason (as defined in the Agreement) by Mr. Egeck, Mr. Egeck will receive, in addition to any amounts earned but unpaid during his employment, a severance payment equal to one and one-half (1.5) (the “Severance Multiple”) times the sum of his then current base salary plus the average cash bonuses received by Mr. Egeck for the two completed fiscal years of the Company immediately prior to the date of termination, provided that the Severance Multiple reduces to one (1.0) following June 4, 2012. In addition, he will be entitled to group health insurance coverage for himself and his eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) which are scheduled to vest within twelve (12) months following the date of termination shall become immediately vested and exercisable in full; plus, any restricted shares from the Inducement Award which vest beyond the twelve months following the date of termination shall become immediately vested and exerciseable in full.

If a Change of Control (as defined in the Agreement) occurs, and Mr. Egeck’s employment is terminated without Cause by us or for Good Reason by Mr. Egeck within one year after the effective date of the Change in Control, Mr. Egeck will receive, in addition to any amounts earned but unpaid during his employment, a severance payment computed as described above except that the Severance Multiple shall be three (3.0). In addition, all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) shall become immediately vested and exercisable in full, regardless of their original vesting schedule.

There is no arrangement or understanding between Mr. Egeck and any other persons pursuant to which he was appointed as President. Mr. Egeck has no family relationship with any director or other executive officer of the Company. There are no current or proposed transactions in which Mr. Egeck or any member of his immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01      Financial Statements and Exhibits

99.1	Press Release, dated May 13, 2010, of True Religion Apparel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 17, 2010	TRUE RELIGION APPAREL, INC.

                                                                                                          By:           /s/ Peter F. Collins
                                                                                                          Name:      Peter F. Collins
                                                                                                          Title:        Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release, dated May 13, 2010, of True Religion Apparel, Inc.